NORTH STAR INVESTMENT MANAGEMENT CORP

CODE OF ETHICS

Chief Compliance Officer of Investment Adviser

North Star Investment Management Corporation (the "Firm") adopted this Code of Ethics on September 30, 2004.  As of April 15, 2008, the Firm has designated Peter G. Contos II as the Chief Compliance Officer of the Firm.  As the Chief Compliance Officer, Mr. Contos has the responsibility for ensuring that the procedures set forth in this Code of Ethics are followed.

Governing Standards and Principles

A.

Governing Standards

This Code of Ethics (the "Code") has been adopted by the Firm to comply with Rule 204A-1 promulgated under the Investment Advisers Act of 1940, as amended.  This Code is designed to (1) set forth the Firm's general principles regarding ethical behavior; (2) identify potential conflicts of interests that may exist when employees execute transactions in their personal securities accounts or in securities accounts in which they maintain a beneficial interest; and (3) set forth the Firm's confidentiality policy.  The Firm's Insider Trading Policy and Anti-Money Laundering Procedures are set forth elsewhere in the Firm's Written Supervisory Procedures Manual.

B.

Statement of Principles

The Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  The Firm requires that all officers, directors, and employees act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospective clients, third-party service providers, employers and co-workers.  Specifically, the Firm requires that officers, directors, and employees must at all times:

(1)

Place the interest of the Firm's clients first.

(2)

Conduct all personal securities transactions in a manner consistent with the Code.

(3)

Avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility.

(4)

Adhere to the fundamental standard not to take inappropriate advantage of one's position.

(5)

Comply with all applicable legal requirements of the United States and each state or foreign country in which the Firm conducts its business. Specifically, but not exclusively, all personnel must abide by the laws and regulations of the Securities and Exchange Commission and applicable state regulatory authorities.

It is unlawful for any officer, director, or employee to:

(1)     Employ any device, scheme or artifice to defraud a client or prospective client, supplier, regulatory official or co-worker.

(2)

Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

(3)

Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a client or prospective client, supplier, regulatory official or co-worker.

(4)

Engage in any manipulative practice with respect to a client or prospective client, supplier, regulatory official or co-worker.

(5)

Use the assets of the Firm for any unlawful or improper purpose or make payment for any goods or services other than those goods and services specifically approved for payment by the Chief Compliance Officer or member of senior management.

(6)

Make false or misleading entries in the books or records of the Firm for any reason or engage in any arrangement that results in such entries.

(7)

Review any confidential information concerning the Firm without proper authorization and purpose.

Confidentiality and Privacy

A.

Confidential Information

The Firm's business records, including but not limited to, customer lists, customer data, sales information, business methodologies, compensation records, and/or similar information are considered to be trade secrets to be used solely in the conduct of the Firm's business.  No such information shall be obtained, used or revealed by any employee or investment adviser representative unless specifically authorized by the President or Chief Compliance Officer or member of senior management in the course of such employee's or investment adviser representative's regular job functions.  Unauthorized use of the Firm's information or customer information, whether within or outside the Firm, is a serious violation and may subject the violator to immediate termination.  Likewise, unauthorized interception of Firm communications, whether electronic, verbal or documentary, is a violation of Firm Policy, which may subject the violator to immediate termination.

B.

Privacy

The Firm and its personnel, in the conduct of the Firm's business as an investment adviser, collect and retain nonpublic personal and confidential information regarding clients and prospective clients.  All personnel, including Investment Adviser Representatives, (“IAR”) shall be guided by the following principles in the collection, storage, use, and dissemination of information about the persons to whom the Firm provides services:

(1)

Seek to obtain personal information only if pertinent to or required by the conduct of our business.

(2)     Obtain personal data by lawful and ethical means, and, to the extent practicable, obtain it directly from the individual concerned.

(3)

Make every effort to ensure the accuracy, completeness, and timeliness of the information obtained.

(4)

Permit the individual to clarify or supplement the information held by the Firm, and correct or delete any information known to be inaccurate.

(5)

Limit access to information in the Firm's records to those persons who have a bona fide business-related need to see it, or whose request is based on valid legal process or proper regulatory purpose.

(6)

Do not reveal any nonpublic personal information about any client or prospective client to any person, except to those persons who have a bona fide business-related need to know such information to perform services for that client or the Firm, or to the appropriate regulatory authorities.

(7)

Store and safeguard confidential information in a manner appropriate to its nature.

(8)

When creating, designing or revising any information recordkeeping system, ensure that the accessibility and integrity of such system, as designed or revised, is consistent with these principles.

A.

Communications with the News Media

No communications about the Firm shall be made with the news media unless approved by the President or Chief Compliance Officer or member of senior management.  Any communications with the media dealing with legal actions, prospective claims and/or client disputes must be directed to the President, Chief Compliance Officer, or the Firm's legal counsel.

B.

Recording of Telephone Lines

Due to the nature of the Firm's business, certain telephone lines may be recorded.  All personnel (including all investment adviser representatives) understand and acknowledge that their telephone calls may be recorded, and consent to such recording without any further notice that this can occur.

Personal Trading Accounts

A.

Access Persons

(1)

Definition.  For purposes of this Code, the term "Access Person" shall mean any director, officer, or partner of the Firm, and any other employee or associated person who:

(a)

has access to nonpublic information regarding clients' securities transactions;

(b)     is involved in making securities recommendations to clients;

(c)

has access to securities recommendations that are not public; or

(d)

has access to nonpublic information regarding the securities holdings of affiliated mutual funds, if any.

(2)

Access Person List.  The Firm shall maintain a list of all Access Persons of the Firm.  Such list shall identify the name of the Access Person, the date of employment and or association with the Firm, and the date of termination of such persons' employment or association with the Firm.  The initial list shall be made no later than on February 1, 2005.  The list shall be updated whenever an Access Person joins or departs from the Firm.  The Chief Compliance Officer or designee shall review the list not less frequently than quarterly ensure that such list has been updated, as appropriate.

A.

Personal Holdings Reports

(1)

Holdings Report.  Upon employment or association with the Firm as an Access Person and at least annually thereafter, each Access Person shall complete and submit to the Chief Compliance Officer or designee a Holdings Report that identifies all "Reportable Securities" in which the Access Person has, or acquires, any direct or indirect beneficial ownership.  The Chief Compliance Officer shall provide his Holdings Report to the President for review.  A form of the Holdings Report is attached hereto as Exhibit F.  The Holdings Report must be current as of a date not more than 45 days prior to the individual becoming an Access Person (initial report) or the date the Holdings Report is submitted.  The Access Person may exclude securities holdings in automatic investment plans.  The Access Person may also exclude all holdings in direct obligations of the U.S. Government, money market instruments, money market funds, any mutual funds for which the Firm does not act as the adviser or principal underwriter, and unit investment trusts (see the definition of "Reportable Securities" below).

(2)   Definition of Beneficial Ownership.  "Beneficial ownership" includes those situations in which the beneficial owner has the right to enjoy some direct or indirect pecuniary interest (i.e. some economic benefit) from the ownership of a security.  An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members who reside in the Access Person's household. (This presumption may be rebutted.)  The term "immediate family member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.  Statements made by the Access Person may contain language, to the effect that, nothing shall be construed as giving any direct or indirect beneficial ownership in the securities to which the report relates.

   (3)  Definition of Reportable Securities.  "Reportable Securities" shall mean all securities EXCEPT  the following:

(a)

Transactions and holdings in direct obligations and agencies of the Government of the United States, Municipal Bonds.

(b)

Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

(c)

Shares of money market funds.

(d)

Transactions and holdings in shares of open ended mutual funds, unless the Firm or a control affiliate acts as the investment adviser or principal underwriter for the fund.

(e)

Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds (“fund of funds”).

(f)

 Any limited partnership interest for any fund managed by the Firm acting as a General Partner or Investment Advisor. (e.g.:- Kuby Gottlieb Special Value Fund, North Star Opportunity Fund, North Star Dividend Fund).

(g)

Many ETFs are organized as open-end investment companies and are therefore excluded from the definition of reportable securities under Rule 204A-1 under the Investment Advisers Act of 1940. Other transactions and holdings in shares of exchange-traded funds (“ETF”) that are organized as unit investment trusts. Some of the largest ETFs (e.g., SPDRs, QQQQ) are organized as UITs, making their shares subject to the reporting requirement.

A.

Duplicate Statements

(1)

Approval.  The Firm prohibits any Access Person from opening or maintaining an account for the ownership or trading of securities without the prior permission of the President or Chief Compliance Officer.  Furthermore, the Firm requires its Access Persons to notify the President or Chief Compliance Officer or their designee when an immediate family member who resides in the Access Person's household establishes an account for the ownership or trading of Reportable Securities.

(2)

Review.  The President or Chief Compliance Officer or their designee shall instruct all Access Persons to request from all financial institutions at which securities accounts are maintained that duplicate confirmations and statements be sent to the Firm to the attention of the Chief Compliance Officer or his designee.  A sample Securities Account Request Letter is attached and referred to as Exhibit G.  The Chief Compliance Officer or his designee shall review, not less frequently than quarterly, the duplicate confirmations and statements of all personnel and shall indicate such review by his initials on the duplicate confirmation or statement and identifying the date of review.  The Chief Compliance Officer or his designee shall arrange duplicate confirmations and/or statements for his personal accounts to be sent to the President for his review.  The President will indicate his review by his initials on the duplicate confirmations or statements.

A.

Personal Securities Transaction Reports

(1)

Securities Transaction Report.  All Access Persons shall complete on a quarterly basis, within ten (10) calendar days of each calendar quarter end, a Securities Transaction Report and deliver such report to the Chief Compliance Officer or his designee.  The record required by this section must state the title and amount of the security involved; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was affected; and the name of the broker, dealer, or bank with or through whom the transaction was effected.  A sample report is attached and referred to as Exhibit H.  No Securities Transaction Reports are required with respect to transactions effected pursuant to an automatic investment plan or with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.  In lieu of completing a Securities Transaction Report, so long as duplicate confirmations and statements of each of the Access Person’s personal securities accounts are delivered to the Firm, an Access Person may submit to the Chief Compliance Officer or his designee a statement confirming that the Firm has received duplicate confirmations and/or statements reflecting all securities transactions effecting in the Access Person’s securities account during the prior calendar quarter, and the Chief Compliance Officer or his designee may rely on such confirmations and statements for purposes of performing the review required by Section 7.4(D)(2) below.

(2)

Review.  The Chief Compliance Officer or his designee shall review each Securities Transaction Report and will indicate his review by initialing the report and providing the date of review.  The President shall review the Chief Compliance Officer’s personal Securities Transaction Reports and will indicate his review by initialing the report. The reviewer will examine the reports for evidence of:

(a)

Trading ahead of clients;

(b)

Manipulative trading activity; and

(c)

Trading on Inside Information.

A.

Substantive Restrictions

(1)

The policy of the Firm is that Access Persons are restricted from purchasing or selling securities in their personal accounts (or those of family members).  In particular, the Firm expressly restricts Access Persons from initiating a transaction in a security that was formerly, is currently, or is contemplated to be owned in one of the Investment Partnerships managed by the Firm or in the accounts of clients of the Firm.  The Firm strives to put the interests of clients first at all times and views trading in personal accounts as a potential for conflicts in this effort.

(2)

The Firm recognizes from time to time that an access person may wish to purchase or sell a security for a personal account.  An Access Person who wishes to purchase or sell a security in a personal account may do so in the following manner:

a.

Complete and submit for approval a “Personal Securities Transaction Request Form” (see attached:  Exhibit P);

b.  Receive written approval from the Chief Compliance Officer or the President.

The determining factors for approving a trade in a personal account will include:

c.

The frequency of requests for the Access Person.  Access persons who infrequently request permission are more likely to have their requests approved rather than those who have a pattern of doing so;

d.

Whether there have been, are currently, or are contemplated transactions in the security for one of the Investment Partnerships managed by the Firm or for accounts of the Firm’s clients.  The guiding principal is that the Access Person should be permitted to purchase a security only after the Firm’s clients have done so and should be permitted to sell a security only after the Firm’s clients have done so.

e.

The nature of the transaction, that is, the time horizon identified for the investment and the reason for purchase.

f.

At no time may an Access Person enter an order for the purchase (or sale) of a security on the day during which the Firm has a pending buy (or sell) order in that same security until after the client's order is executed or withdrawn; in exceptional cases where this may occur however, the following circumstances may be permitted:

(a) the client receives the same or a better price for the security;

(b) the client requests liquidation of the security;

(c) there is a forced liquidation (such as a margin call for the security); or

(d) in an exceptional case, the President or Chief Compliance Officer determines (and documents) that, in view of the nature of the investment and the market for such investment, there is a good reason that the client did not participate in the purchase or sale prior to or simultaneously with the Access Person’s transaction and the Access Person’s order could not have an effect on the price to be paid or received by the client.

g.

The Firm, in its sole discretion, may approve or place restrictions on transactions in existing positions in personal accounts.  Further, the firm may expand the list of reportable securities at any time.

(3)

If an Access Person desires to purchase a security for a client of the firm and that security is currently owned by the Access Person, the Access person must fill out an amended “Personal Securities Transaction Request Form” and outline the rationale for purchase and describe the reason that the purchase in the personal account preceded the purchase in the client account.

(4)

Violations of the above policy will result in the following actions:

a.  Written Warning

b.

A fine of no less than $500

c.

Restrictions of trading privileges for both personal and customer accounts

d.

Termination

e.

Once a violation of the policy has occurred, it is up to the discretion of the Chief Compliance Officer or President to:

i.

Cancel the trade and charge the Access Person for any losses or transaction costs;

ii.

Cancel the trade and allow any profit to be credited to the customer account.  If the profit would be in the Access Person’s personal account, any profit will be deducted from the Access Person’s compensation and donated to charity.

iii.

Leave the Trade as executed if it was determined that it was in the best interest of the client.

f.

Note that the Chief Compliance Officer or President will rely on the data provided by the Access Person.  If it determined that the access person provided incomplete or incorrect information, whether intentional or not, a violation will be deemed to have occurred even if the Access Person received approval.

(5)

Disclosure of Interested Transactions.  No Access Person shall recommend any transactions with respect to a Reportable Security without first disclosing his or her interest, if any, in such Reportable Security or the issuer thereof, including without limitation:

(a)

Any significant direct or indirect beneficial ownership of the Reportable Security;

(b)

Any contemplated transaction by such Access Person in such Reportable Security; and

(c)

Any present or proposed business relationship between the issuer of the Reportable Securities or its affiliates and such Access Person or any entity in which such Access Person has a significant interest.

(1)

Initial Public Offerings ("IPO").  No Access Person shall acquire, directly or indirectly, any beneficial ownership in any IPO without first obtaining prior approval from the President or Chief Compliance Officer.  Most individuals rarely have the opportunity to invest in IPOs and granting an Access Person the opportunity to invest may raise questions as to whether the Access Person is misappropriating an investment opportunity that should first be offered to eligible clients.  In order to approve a purchase of an IPO, the Chief Compliance Officer or his designee shall:

 (a)  receive from such Access Person full details of the proposed transaction;

(b) conclude that the Access Person is not misappropriating an investment opportunity that should first be offered to eligible clients; and

(c) conclude that the Access Person is not receiving a personal benefit for   directing client business or brokerage.

(2)

Mutual Fund Trades.  No Access Person shall induce another or attempt to induce another or effect or attempt to effect a late trade or engage in late trading of mutual fund shares, which late trading may occur when:

(a) an investor or the IAR, based on information revealed about the security after 4 p.m. Eastern Standard Time (“EST”), places a trade after 4 p.m. EST and receives the 4 p.m. EST price, buying funds when their current value is greater than their 4 p.m. EST value and selling the funds when the reverse is true; or

(b) canceling a trade order after the market close based on information revealed after 4 p.m. EST. All cancellations of mutual fund orders must be approved by the President or Chief Compliance Officer.

(3)

Private Placements.  No Access Person shall acquire, directly or indirectly, any beneficial ownership in any private placement without first obtaining prior approval from the President or Chief Compliance Officer.  Most individuals rarely have the opportunity to invest in private placements and granting an Access Person the opportunity to invest may raise questions as to whether the Access Person is misappropriating an investment opportunity that should first be offered to eligible clients.  In order to approve an investment in a private placement, the Chief Compliance Officer or designee shall:

   (a)  obtain from such Access Person full details of the proposed transaction;

(b) conclude that the Access Person is not misappropriating an investment opportunity that should first be offered to eligible clients; and

  (c) conclude that the Access Person is not receiving a personal benefit for directing client business or brokerage.

(4)

Inside Information.  No Access Person may purchase or sell any security that appears on the Restricted List or effect the opening sale of uncovered calls and puts in any security appearing on the Restricted List.  In addition, no Access Person may recommend or solicit a transaction in securities or buy or sell securities for his or her own account, or for a proprietary account of the Firm, if any of the following circumstances exist:

(a)

The Access Person is preparing or working on a research report or wire concerning that security;

(b)     The Access Person has worked within the past thirty (30) days on a proposed corporate finance transaction or related activity concerning the issuer;

(c)

The Access Person is aware that another Access Person of the Firm is involved in items (5)(a) or (5)(b) above;

(d)

The Access Person is aware of any material non-public information concerning the issuer;

(e)

The Access Person is aware that the Firm or any of its affiliates is considering becoming a market maker in the security or considering terminating its market maker status (the Firm is currently not intending to act as a market maker for any security); or

(f)

The Access Person is aware of a pending unannounced block transaction involving the issuer's securities.

Reporting Violations

Violations of the Code or any provision of the Written Supervisory Procedures Manual must be promptly reported to the President or Chief Compliance Officer.  No retaliatory measures may be taken against any person for reporting such violations.

Code Education

A.

Educating Employees

A copy of this Code shall be provided to each Access Person.  Each Access Person will be required to acknowledge his or her receipt of and understanding of the policies set forth in the Code.  Whenever this Code is materially amended, the Firm shall redistribute the amended version of the Code to all Access Persons and require each Access Person to reaffirm his or her understanding of the policies set forth in the Code.  The Firm may require periodic re-certifications that the Access Person has re-read, understands and has complied with the Code.

All questions regarding the Code or the interpretation of the policies set forth in the Code should be directed to the Chief Compliance Officer.

B.

Educating Clients

The Firm shall provide a general description of the Code in its Part II of the Form ADV, which shall be made available to clients.  Upon a client's request, the Firm will furnish the client with a copy of the Code.

Political Campaign Contributions  “Pay to Play”

Pay to play is the practice of making campaign contributions or related payments to elected officials in order to influence the awarding of contracts for the management of public pension plan assets and other government investment accounts. The rules adopted by the SEC address not only direct political contributions by investment advisors, but other devices that same advisors have used.

TWO YEAR Compensation Ban,   “TIME-OUT  PERIOD”

North Star Investment Management Corporation is prohibited from providing investment advisory services, for compensation, to government entities, elected officials or candidates if contributions have been made in a prior two year period. This prohibition is in effect for both direct and pooled investment vehicles.

This prohibition applies to new employees that join North Star who have made prior contributions in the last two years. Likewise employees who leave North Star will have to declare the contributions to their new place of employ.

The two year “Time-Out” is triggered by a contribution to an “official” of a “government entity”. This starts on the date of the contribution, not when the contribution is discovered. An official includes an incumbent, candidate, or successful candidate for an elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of hiring an investment advisor. The same applies to those who have authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment advisor.

A contribution is defined as a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office including any payments made for debts incurred in such an election. It also includes transition or inaugural expenses (see MSRB Rule G-37). IARs and all other associates of North Star must inform the firm in writing of these contributions.  A donation of time by an individual is not a contribution, provided the advisor has not solicited the individual’s efforts and the advisors resources (examples: office space, telephones) are not used.

Employees and associates of North Star must declare their contributions. Contributions included in this rule are those made by:

(a)

The investment advisor,

(b)

a general partner, managing member or executive officer,

(c)

those with similar status or function as above,

(d)

any employee who solicits a government entity for North Star,

(e)

any person who supervises, an employee directly or indirectly.

(f)      Any “covered associate related to any of those above,

(g)

An investment advisor controlled Political Action Committee,

(h)

Third parties, including but not limited to spouses, lawyers or companies affiliated with the advisor.

Contributions are not deemed to be covered if made by the investment advisor to an organization that qualifies as an exempt organization from federal taxation under the Internal Revenue Code. The same applies for equivalent organizations and contributions in a foreign jurisdiction, even if made at the request of the governmental entity.

Advisory firms may not solicit or coordinate campaign contributions from others (a practice known as “bundling”) for an elected official who is in a position to influence the selection of an advisor.  Solicitation and coordination of payments to a political party of the state or locality where the advisor is seeking to provide advisory services is prohibited.

De Minimis Exception

Individuals are allowed to make aggregate contributions without triggering the two year “Time-Out” of up to $350.00 per election to an elected official or candidate for who the individual is entitled to vote. Individuals may make only a $150.00 aggregate contribution to an elected official or candidate that he is not entitled to vote. These de minimis exceptions are for contributions by individual covered associates not for the investment advisor. A Primary and a General election would be considered as separate elections for contribution limit purposes.

THIRD-PARTY SOLICITORS

The new rules amend the “cash solicitation rule” (Rule 206 (4)-3. This prohibits North Star from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of an investment advisor, unless that third party is a SEC-registered investment advisor or broker-dealer subject to similar pay to play restrictions itself. North Star may no longer use third parties to solicit government business except in compliance with the Rule, one year after the effective date.

CHARITABLE  CONTRIBUTIONS.

Charitable contributions by a Registered Person made on behalf of the Firm or made on behalf of the Registered Person at the request of an employee or agent of a customer or prospective customer of the Firm could represent a conflict of interest if the making of the contribution is an enticement or becomes a condition for doing business with the Firm.  Charitable contributions in excess of $500 per year to any charity operated by, sponsored by, or closely aligned with any employee or agent of a customer or prospective customer must be pre-approved in writing by the Chief Compliance Officer.

Recordkeeping

The Firm shall maintain the following records for the retention periods set forth below:

A.

A copy of the Code and all amendments thereto for a period of not less than five (5) years from the last date on which the Code or Code amendment was in effect, for the first two (2) years in an easily accessible place.

B.

Records of violations of the Code and actions taken as a result of any violations for a period of not less than five (5) years from the date the violation was reported, for the first two (2) years in an easily accessible place.

C.

A copy of the written acknowledgments of receipt of the Code or Code amendments for a period of not less than five (5) years from the date the investment adviser representative or employee ceased to be employed by or associated with the Firm, for the first two (2) years in an easily accessible place.

D.

A list of the names of all Access Persons who were access persons at any time during the preceding five (5) years.

E.

Holdings Reports for a period of not less than five (5) years after the end of the fiscal year in which the report was made, for the first two (2) years in an easily accessible place.

F.

Securities Transaction Reports for a period of not less than five (5) years after the end of the fiscal year in which the report was made, for the first two (2) years in an easily accessible place.

G.

Duplicate confirmations and/or statements for a period of not less than five (5) years from the date of the confirmation or statement, for the first two (2) years in an easily accessible place.

H.

Records of decisions regarding Access Persons' acquisitions of securities in IPOs and private placements for a period of not less than five (5) years.  If the request is approved, the 5-year retention period commences on the date on which the IPO or private placement was purchased.  If the request is denied, the 5-year retention period commences on the date on which the request is made. In each case, the records shall be maintained for the first two (2) years in an easily accessible place.

EXHIBIT   F

SECURITIES RECEIPTS AND FORWARDED LOGS

NORTH STAR INVESTMENT MANAGEMENT CORPORATION

SECURITIES RECEIVED AND FORWARDED LOG

			How Received			Securities
Date Received	Date Forwarded	Client Name	Walk-in	Mail	Other	Description of Securities	No. of Shares	To Whom Forwarded	Principal's Review

EXHIBIT   G

HOLDINGS REPORT

NORTH STAR INVESTMENT MANAGEMENT CORPORATION

HOLDINGS REPORT

Each Access Person shall, within ten (10) days of becoming an Access Person and within 10 calendar days of each fiscal year end thereafter, complete this Holdings Report and deliver this Holdings Report to the Chief Compliance Officer of the Investment Adviser.  The Report must be current as of a date not more than 45 days prior to the individual becoming an Access Person (initial report) or the date the Report is submitted. You must identify on this Report, all securities you or a member of your immediate family owns or has a beneficial interest. You may exclude securities holdings in automatic investment plans. You may exclude all holdings in direct obligations of the US Government, money market instruments, money market funds, any mutual funds for which the Firm does not act as the adviser or principal underwriter, and unit investment trusts.

Filing Deadline _________________.

Name of Security or Description	No. Shares	Owner

Print Name: _______________________ Signature: ________________________ Date: _____________

EXHIBIT  H

SECURITIES ACCOUNT REQUEST LETTER

NORTH STAR INVESTMENT MANAGEMENT CORPORATION

SECURITIES ACCOUNT REQUEST LETTER

Date:

______________________

______________________

______________________

RE:

Account Number(s): ____________________________________

Account Registration: ___________________________________

To Whom It May Concern:

This is to acknowledge that I, _______________________________ (SSN

_______________)

am an employee or investment adviser representative (or a member of employee's or investment adviser representative's immediate family) of North Star Investment Management Corporation, an investment adviser.

Please send duplicate statements and confirmations for the above-referenced account to the Chief Compliance Officer at the following address:

Attn:  Chief Compliance Officer

North Star Investment Management Corporation

20 N. Wacker Drive, Suite 1416

Chicago, Illinois  60606

Please contact me at _____________ should you have any questions.

Sincerely,

_________________________

Account Holder

EXHIBIT   P

PERSONAL  SECURITIES  TRANSACTION  REQUEST  FORM

NORTH STAR INVESTMENT MANAGEMENT CORPORATION

Personal Securities Transaction Request Form

The policy of the Firm is that Access Persons are prohibited from purchasing or selling securities in their personal accounts (or those of family members).  In particular, the Firm expressly restricts Access Persons from initiating a transaction in a security that was formerly, is currently, or is contemplated to be owned in one of the Investment Partnerships managed by the Firm or in the accounts of clients of the Firm.  The Firm strives to put the interests of clients first at all times and views trading in personal accounts as a potential for conflicts in this effort.

The Firm recognizes from time to time that an access person may wish to purchase or sell a security for a personal account.  An Access Person who wishes to purchase or sell a security in a personal account may do so in the following manner:

•

Complete a “Personal Securities Transaction Request Form”

• Receive written approval from the Chief Compliance Officer or the President

I.

REQUEST FOR PURCHASE OR SALE OF SECURITY

        I wish to purchase the following security:

__________

           I wish to sell the following security:

__________

II.

CURRENT STATUS OF SECURITY

     This security is currently owned in an Investment Partnership managed by the Firm or a client account (attach list of accounts, date purchased,   amount of shares, current gain or loss).

         This security has been owned (but in not currently) by an Investment Partnership managed by the Firm or a client account (attach a list of all transactions within the last 60 days).

          I am contemplating purchasing or selling this security for an Investment Partnership managed by the Firm or a client account.

III.     TRANSACTION REQUEST DETAIL (PLEASE INCLUDE A LIST OF CURRENT HOLDINGS AND TRANSACTIONS FOR THE LAST 60 DAYS)

            _____ I request permission for the following transaction:

__________________________________________

Name of Account

__________________________________________

Account Number and Custodian

__________________________________________

Relationship

__________________________________________

Symbol, # of Shares, Approximate Amount

__________________________________________

Holding Period

      Explanation for Transaction:

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I understand that violations of the Firm’s Personal Trading Policy will result in the following actions:

a.

Written Warning

b.

A fine of no less than $500

c.

Restrictions of trading privileges for both personal and customer accounts

d.

Termination

I acknowledge that the Chief Compliance Officer or President is relying on the data provided by me.  If it was determined that I provided incomplete or incorrect information, whether intentional or not, a violation will be deemed to have occurred even if an approval was granted.

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PRINT NAME

SIGNATURE

DATE:

APPROVAL:

_______YES

_______NO

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PRINT NAME

SIGNATURE

DATE: